PURCHASE AGREEMENT

         This PURCHASE AGREEMENT (the "Agreement"), dated as of June 26, 2006, between NBC - VVTV HOLDING, INC. (the "Seller") and GE CAPITAL EQUITY INVESTMENTS, INC. (the "Purchaser") recites and provides:

         WHEREAS, Purchaser is the registered owner of 1,206,258 shares of Series A Redeemable Convertible Preferred Stock (the "Shares"), of ValueVision Media, Inc., a Minnesota corporation (the "Company"), and holds the Shares for Seller, as beneficial owner;

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase all of Seller's right, title and interest in and to the Shares;

                  NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, Seller and Purchaser agree as follows:

         1.       Sale and Purchase of Shares.

                  Subject to the terms and conditions set forth herein, Seller hereby sells to the Purchaser, and Purchaser hereby purchases from the Seller, all of Seller's right, title and interest in and to the Shares in exchange for the payment to Seller of the purchase price determined and payable as provided in Section 3 below (the "Purchase Price").

         2.       Representations and Warranties of the Seller.

                  Seller owns good and valid title to the Shares, free and clear of any mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions of any kind whatsoever, other than pursuant to a Shareholder Agreement with the Company. Upon transfer of the Shares to Purchaser and upon Purchaser's payment therefore in accordance with Section 3 below, good and valid title to the Shares, free and clear of all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, will pass to Purchaser.

         3.       Transfer of Shares and Determination of Purchase Price.

                  a. Seller shall transfer the Shares to Purchaser on the business day subsequent to the execution date of this Agreement.

                  b. The Purchase Price will be $15,388,040 in cash.

                  c. Upon delivery of the Purchase Price, Seller agrees to


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execute additional documents, if any, necessary to deliver, assign and convey to
Purchaser the Shares, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions.

         4.       Miscellaneous.

                  a. Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transaction contemplated hereunder.

                  b. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the transaction contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties' successors and assigns. Nothing in the Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successor and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

                  c. Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, without the express written consent of the other party.

                  d. Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Further, either party may execute and deliver this Agreement by facsimile and the evidence of a signature found on such facsimile shall be deemed to be an original signature of the signatory for such party.

                  e. Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement by either party hereto and that this Agreement may be enforced by either party hereto through injunctive relief or other equitable relief.

                  f. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

                         [signatures on following page]

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first written above.


                          NBC - VVTV HOLDING, INC.



                          By:  /s/ Bruce L. Campbell
                               -----------------------
                              Name: Bruce L. Campbell
                              Title: Vice President



                          GE CAPITAL EQUITY INVESTMENTS, INC.



                          By:  /s/ John W. Campo, Jr.
                               -----------------------
                            Name: John W. Campo, Jr.
                            Title: Managing Director